UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    December 27, 2005

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

The Oil & Gas Commerce Building 309 West 7th Street, Suite 1600 Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On December 27, 2005, Cano Petroleum, Inc. (“Cano”) by virtue on an assignment of overriding royalty interest acquired all overriding royalty interests held by THEprivate Energy Company, Inc. (“Private Energy”) on December 27, 2005 (the “December Interests”) and is to acquire all overriding royalty interests acquired in the future by Private Energy (the “Future Interests”) in and to the oil gas and mineral leaseholder estates and personal property related to such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres (the “Davenport Field”).  The effective date of the December 27, 2005 purchase of the December Interests and all Future Interests is December 1, 2005.  Cano paid $66,700 per percentage of net revenue attributable to the December Interests for an aggregate of $500,250 based on it acquiring 7.5% overriding royalty interests and will pay $66,700 per percentage of net revenue attributable to the Future Interests.  The December Interests and the Future Interests were originally conveyed to the predecessor of Private Energy pursuant to Cano’s merger agreement dated May 28, 2004.

S. Jeffrey Johnson, Cano Chairman of the Board and Chief Executive Officer, is a 30% shareholder in Private Energy.  The terms of the purchase were agreed to based on arms-length negotiations, supported by a valuation established by Cano’s independent engineer, and are substantially the same as previously paid by Cano to Private Energy for a portion of Private Energy’s interest in September and October of 2004.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

2.1                                 Summary of terms of purchase of overriding royalty interests by Cano Petroleum, Inc. from THEprivate Energy Company, Inc. dated December 27, 2005.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: January 3, 2006
	By:	/s/ Michael J. Ricketts
Michael J. Ricketts
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Summary of terms of purchase of overriding royalty interests by Cano Petroleum, Inc. from THEprivate Energy Company, Inc. dated December 27, 2005.